Exhibit 2.2

                      MULTIPLE PERIL CROP INSURANCE (MPCI)
                              QUOTA SHARE CONTRACT
                     (hereinafter referred to as "Contract")


                             Effective: July 1, 1997


                                    issued to

                          Continental Casualty Company
                   (hereinafter referred to as the "Company")


                                       by

                              IGF Insurance Company
                          and its Affiliated Companies
              (hereinafter collectively referred to as "Reinsurer")




ARTICLE 1 - TERM


This Contract shall cover losses occurring on crops insured during the MPCI crop year commencing at 12:01 a.m., Central Standard Time, July 1, 1997, including such policies written or renewed for the 1998 crop year as defined in the Standard Reinsurance Agreement (SRA) of the Federal Crop Insurance Corporation
(FCIC) and each succeeding crop year beginning at July 1, until terminated.


This Contract shall terminate automatically upon the exercise of a Put Right or Call Right (as such term is defined under the Strategic Alliance Agreement, hereinafter "SAA", to which this Contract is attached) with termination becoming effective at the end of the Crop Year in which such Put Right or Call Right is exercised, and no policies written after the effective time of termination shall be covered hereunder.






Page 1 of 11
MPCI Quota Share
CCC / IGF

ARTICLE 2 - BUSINESS COVERED


The Company agrees to cede and the Reinsurer agrees to accept a 100% quota share of the Company's liability on the following business covered hereunder (hereinafter referred to as "policies"), subject to this Contract's terms and conditions.


   The Company's business subject hereto after application of the FCIC SRA, including cessions made to the various risk funds provided thereunder for the 1998 crop year (as defined by the FCIC and covered under the terms and conditions of the FCIC's SRA) and succeeding crop years so long as the Company is a holder of an SRA.


   The Company's net underwriting gain (loss), for the 1998 crop year and succeeding crop years, assumed by the Company through it's participation in the Producers Lloyds Insurance Company Multiple Peril Crop Insurance (MPCI) Quota Share Reinsurance Contract No. 0929-00-0017, net of any reinsurance brokerage paid by the Company in the assumption of the business, so long as the Company is a participant in said Contract.


   The Company's liability developed through any and all fronting agreements with IGF Insurance Company and its Affiliated Companies (IGF) subject hereto after application of the FCIC SRA, including cessions made to the various risk funds provided thereunder for the 1999 crop year (as defined by the FCIC and covered under the terms and conditions of the FCIC's SRA) and succeeding crop years so long as the IGF Insurance Company is a holder of an SRA.



ARTICLE 3 - TERRITORY


This Contract applies to the territory of the Company's business covered hereunder.



ARTICLE 4- ORIGINAL CONDITIONS


All amounts ceded hereunder shall be subject to the same gross rating and to the same clauses, conditions, exclusions and modifications of the policies reinsured hereunder, subject to the limits, terms and conditions of this Contract.


Except as specifically and expressly provided for in the Insolvency Article, the provisions of this Contract are intended solely for the benefit of the parties to and executing this


Page 2 of 11
MPCI Quota Share
CCC / IGF

Contract, and nothing in this Contract shall in any manner create, or be construed to create, any obligations to or establish any rights against any party to this Contract in favor of any third parties or other persons not parties to and executing this Contract.



ARTICLE 5 - LOSSES


The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses. All such adjustments, settlements and compromises, including ex-gratia payments, shall be binding on the Reinsurer in proportion to its participation. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient; and all loss payments made shall be shared by the Reinsurer proportionately. Reinsurer shall, on the other hand, benefit proportionately from all reductions of losses by salvage, compromise or otherwise.



ARTICLE 6 - EXCESS OF ORIGINAL POLICY LIMITS


This Contract shall protect the Company as provided in Article 2 - Business Covered in connection with loss in excess of the limit of the original policy.


However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.


For the purpose of this Article, the word "loss" shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.



ARTICLE 7 - EXTRA CONTRACTUAL OBLIGATIONS


This Contract shall protect the Company as provided in Article 2 - Business Covered where the loss includes any extra contractual obligations.


The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on


Page 3 of 11
MPCI Quota Share
CCC / IGF
business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of the defense or in trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.


The date on which any Extra Contractual Obligation loss is incurred by the Company shall be deemed, in all circumstances, to be the date of the original occurrence, or the date the original claim is first made, whichever is applicable.


However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any loss covered hereunder.



ARTICLE 8 - CURRENCY


Where the word "dollars" and/or the sign "$" appear in this Contract, they shall mean United States dollars.


For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States currency, such premiums or losses shall be converted in to United States dollars at the actual rates of exchange at which these premiums or losses are entered in the Company's books.



ARTICLE 9 - ACCOUNTS, REPORTS AND PAYMENTS


As soon as practicable after the end of each month, for each Agreement Year for which coverage applies under this Contract, the Company shall furnish to the Reinsurer the FCIC reinsurance accounting report (RoRecap) which shall include but not be limited to the following:


 Gross liability, premiums and losses paid, by state, before deducting the amount of reinsurance ceded to the FCIC SRA.


 Net premiums and losses paid, after recoveries from the FCIC SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.


Page 4 of 11
MPCI Quota Share
CCC / IGF

Calculation of gain or loss between the Company and the FCIC after recoveries from the SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.


Any balance due one party from the other shall be payable upon receipt of the above report.


As soon as practicable after the first February following each Agreement Year, the Company shall furnish to the Reinsurer the FCIC reinsurance accounting report (RoRecap) which shall include but not be limited to the following:


 Gross liability, premiums and losses paid, by state, before deducting the amount of reinsurance ceded to the FCIC SRA.


Net premiums and losses paid, after recoveries from the FCIC SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.


Calculation of gain or loss between the Company and the FCIC after recoveries from the SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.


Any balance due one party from the other shall be payable upon receipt of the above report. However, if at any time during the term of this Contract the Company is required to reimburse the FCIC for a net underwriting loss after recoveries from the SRA for the Agreement Year under consideration, the Reinsurer shall pay its proportional share of the net underwriting loss amount to the Company by the date due to the FCIC. Adjustments shall continue until final settlement is reached with the FCIC on all policies reinsured for each Agreement Year unless such earlier definitive date is agreed to by the parties to this Contract.


As soon as possible after the conclusion of each calendar quarter and Agreement Year the Company will provide any other information the Reinsurer may require for its Convention Statement which may be reasonably available to the Company.



ARTICLE 10 - DEFINITIONS


The term "Standard Reinsurance Agreement (SRA) of the FCIC" as used herein shall mean the Reinsurance Agreement between the Federal Crop Insurance Corporation and the


Page 5 of 11
MPCI Quota Share
CCC / IGF

Company including all amendments applicable to the agreement during the term of this Contract.



ARTICLE 11  - OFFSET


The Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums or losses.



ARTICLE 12 - WARRANTY


For business covered hereunder, it is agreed that all terms and agreements of the FCIC are applied.



ARTICLE 13 - ACCESS TO RECORDS


Upon reasonable notice, the Reinsurer, or its designated representative, shall have access at any reasonable time to inspect and audit the books and records of the Company which pertain in any way to this reinsurance and it may make copies of any records pertaining thereto. This right of inspection, audit and information shall survive termination of this Contract and shall run to the natural expiry of all liabilities under the policies reinsured.



ARTICLE 14 - TAXES


In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.



ARTICLE 15 - ERRORS AND OMISSIONS


Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability which would attach


Page 6 of 11
MPCI Quota Share
CCC / IGF
to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.





ARTICLE 16 - AMENDMENTS


This Contract may be altered or amended in any of its terms and conditions by mutual consent of the Company and the Reinsurer by an Endorsement hereto. Such Endorsement will then constitute a part of this Contract.



ARTICLE 17 - LOSS FUNDING


This Article is only applicable to those Reinsurers who cannot qualify for credit by the State, meaning the state, province or Federal authority having jurisdiction over the Company's loss reserves.


As regards policies issue by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance department or set up on its books reserves for losses covered hereunder which it shall be required to set up by law it will forward to the Reinsurer a statement showing the proportion of such loss reserves which is applicable to them.


The Reinsurer hereby agrees that it will apply for and secure delivery to the Company a clean irrevocable and unconditional Letter of Credit issued by a bank chosen by the Reinsurer and acceptable to the appropriate insurance authorities, in an amount equal to the Reinsurer's proportion of the loss reserves in respect of known outstanding losses that have been reported to the Reinsurer and allocated loss expenses relating thereto as shown in the statement prepared by the Company. Under no circumstances shall any amount relating to reserves in respect of losses or loss expenses Incurred But Not Reported be included in the amount of the Letter of Credit.


The Letter of Credit shall be "Evergreen" and shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date, the bank shall notify the Company by certified or registered mail that it elects not to consider the Letter of Credit extended for any additional period.


Page 7 of 11
MPCI Quota Share
CCC / IGF

The Company, or its successors in interest, undertakes to use and apply any amounts which it may draw upon such Credit pursuant to the terms of the Contract under which the Letter of Credit is held, and for the following purposes only:


     To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any liability for loss reinsured by this Contract, the payment of which has been agreed by the Reinsurer and which has not otherwise been paid.


     To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's share of any liability reinsured by this Contract.


     In the event of expiration of the Letter of Credit as provided for above, to establish deposit of the Reinsurer's share of known and reported outstanding losses and allocated loss expenses relating thereto under this Contract. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets, and interest thereon shall accrue to the benefit of the Reinsurer. It is understood and agreed that this procedure will be implemented only in exceptional circumstances and that, if it is implemented, the Company will ensure that a rate of interest is obtained for the Reinsurer on such a deposit account that is at least equal to the rate which would have been paid by Citibank N.A. in New York, and further that the Company will account to the Reinsurer on an annual basis for all interest accruing on the cash deposit account for the benefit of the Reinsurer.


The bank chosen for the issuance of the Letter of Credit shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.


At annual intervals, or more frequently as agreed but never more frequently than semiannually, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of known and reported outstanding losses and allocated loss expenses relating thereto. If the statement shows that the Reinsurer's share of such losses and allocated loss expenses exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that the Reinsurer's share of known and reported outstanding losses plus allocated loss expenses relating thereto is less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request


Page 8 of 11
MPCI Quota Share
CCC / IGF
from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.



ARTICLE 18 - INSOLVENCY


This reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under Policy or Policies reinsured without diminution, because of the insolvency of the Company, to the Company or its liquidator, receiver, or statutory successor.


In the event of insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim filed against the Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefits which may accrue to the Company solely as a result of the defense so undertaken by the Reinsurer.


Should the Company go into liquidation or should a receiver be appointed, the Reinsurer shall be entitled to deduct from any sums which may be or may become due to the Company under this reinsurance Contract, any sums which are due to the Reinsurer by the Company under this Contract and which are payable at a fixed or stated date, as well as any other sums due to the Reinsurer which are permitted to be offset under applicable law.


It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company and b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.


In no event shall anyone other than the parties to this Contract or, in the event of the Company's insolvency, its liquidator, receiver, or statutory successor, have any rights under this Contract.


Page 9 of 11
MPCI Quota Share
CCC / IGF

ARTICLE 19 - ARBITRATION


As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified mail, return receipt requested.


One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified mail of its intention to do so, may appoint the second arbitrator.


If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or retired executive officers of insurance or reinsurance companies, Underwriters at Lloyd's London not under the control of either party to this Contract, or a qualified arbitrator supplied by the AAA..





Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.


The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in Chicago, Illinois. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Illinois. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.


The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.


Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs


Page 10 of 11
MPCI Quota Share
CCC / IGF
and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law. The panel is prohibited from awarding punitive, exemplary or treble damages, of whatever nature, in connection with any arbitration proceeding concerning this Contract.



ARTICLE 20 - CHOICE OF LAW


This Contract, including all matters relating to formation, validity and performance thereof, shall be interpreted in accordance with the law of the State of Illinois.



ARTICLE 21 - INTER-COMPANY POOLING


It is understood and agreed that the Company has entered into the CNA Reinsurance Pooling Agreement whereby it assumes 100% (one hundred percent) of the liability of the other participants in the CNA Reinsurance Pooling Agreement. This present Contract protects such assumed liability and attaches prior to redistribution, if any, within the participating companies. Such redistribution shall be disregarded for all purposes of this present Contract. For all purposes of this present Contract, other member companies of the CNA Reinsurance Pooling Agreement are: National Fire Insurance Company of Hartford, American Casualty Company of Reading Pennsylvania, Transportation Insurance Company, Transcontinental Insurance Company, Valley Forge Insurance Company, CNA Casualty of California, CNA Lloyd's of Texas and Columbia Casualty Company.


It is also understood and agreed that the Company shall include the insurance companies of the Continental Corporation which are affiliated with, controlled by or under common management of CNA.



ARTICLE 22- ENTIRE CONTRACT


This Contract and that certain Strategic Alliance Agreement, the Ancillary Agreements, Crop Hail Insurance Services and Indemnity Agreement, MPCI Insurance Services and Indemnity Agreement, Multiple Peril Crop Insurance Quota Share Agreement - effective July 1, 1997, Crop Hail Quota Share Reinsurance Contract - effective January 1, 1998, and the Crop Hail Quota Share Agreement - effective January 1, 1998, between the parties, represent the entire agreement and understanding among the parties. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist and/or are contemplated between the parties.


Page 11 of 11
MPCI Quota Share
CCC / IGF

ARTICLE 23 - SEVERABILITY


If any law or regulation of any Federal, State, or Local Government of the United States of America or the provinces of Canada or the ruling officials of any supervision over insurance companies, should render illegal this Contract, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other suspend, abrogate, or amend this Contract insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations or ruling.


Such illegality, suspension, abrogation, or amendment of a portion of this Contract shall in no way affect any other portion thereof.


Page 12 of 11
MPCI Quota Share
CCC / IGF

IN WITNESS WHEREOF the parties acknowledge that no intermediary is involved in or brought about this transaction, and the parties hereto, by their authorized representatives, have executed this Contract:



on this      day of                          1998


CONTINENTAL CASUALTY COMPANY



By: ________________________________________________



Attested by: _________________________________________



and on this  day of                          1998


IGF INSURANCE COMPANY
and its AFFILIATED COMPANIES



By: ________________________________________________



Attested by:__________________________________________










                      MULTIPLE PERIL CROP INSURANCE (MPCI)
                              QUOTA SHARE CONTRACT
                         (referred to as the "Contract")
                             Effective: July 1, 1997


Page 13 of 11
MPCI Quota Share
CCC / IGF
                                    issued to
                          Continental Casualty Company
                         (referred to as the "Company")
                                       by
                              IGF Insurance Company
                          and its Affiliated Companies
                        (referred to as the "Reinsurer")







Page 14 of 11
MPCI Quota Share
CCC / IGF